Exhibit 10.1

FT SOLUTIONS LLC

OPERATING AGREEMENT

BETWEEN

HEADWATERS TECHNOLOGY INNOVATION GROUP, INC.

AND

RENTECH, INC.

i

(continued)

(continued)

(continued)

SCHEDULES

Schedule A	Members
Schedule B	Initial Representatives; Chairman of the Board
Schedule C	Business Plan

EXHIBITS

Exhibit A	Contribution Agreement
Exhibit B	Patent and Trademark License Agreements
Exhibit C	Services Agreement

v

FT SOLUTIONS LLC

OPERATING AGREEMENT

THIS OPERATING AGREEMENT is made and entered into as of June 15, 2004 (the “Effective Date”) by and between Headwaters Technology Innovation Group, Inc., a Utah corporation (“Headwaters”), and Rentech, Inc., a Colorado corporation (“Rentech”).

BACKGROUND

A. Headwaters is in the business of: developing and commercializing technologies that enhance the value of coal, gas, oil and other natural resources, and developing and commercializing proprietary technologies to convert or upgrade fossil fuels into higher-value products.

B. Rentech is in the business of: developing and commercializing gas-to-liquids technology, including the process of converting gases made from carbon-bearing materials into liquid hydrocarbons, and developing and owning a patented and proprietary process for the conversion of synthesis gas produced from natural gas, coal, refinery bottoms, industrial off-gas and other hydrocarbon feedstocks into clean, sulfur-free, and aromatic-free alternative fuels, naphthas and waxes.

C. Headwaters and Rentech desire to form the Company by executing and filing a Certificate of Formation in accordance with the Delaware Limited Liability Company Act for purposes of conducting the Business, with the intent, inter alia, to combine and improve their GTL technologies, provide licenses, basic engineering design and technical services for Qualified GTL Projects, developing and supplying catalysts, or licensing others to manufacture and supply catalysts, for all Qualified and Non-Qualified GTL Projects and to otherwise exploit commercially the synergies between the respective businesses of Headwaters and Rentech and to develop the business of the Company in each party’s respective competencies to ensure the Company’s commercial success.

D. Headwaters and Rentech, as appropriate, are executing and delivering contemporaneously herewith the Additional Agreements, which further describe their rights and obligations in connection with each other or with the Company, as the case may be.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, Headwaters and Rentech hereby agree as follows:

ARTICLE I

GENERAL PROVISIONS

Section 1.1 Certain Definitions.

(a) As used in this Operating Agreement, the following terms have the respective meanings assigned to them below (such terms, as well as other terms defined elsewhere in this Operating Agreement, shall be equally applicable to both the singular and plural forms of the defined terms):

“Act” means the Delaware Limited Liability Company Act, Title 6, Sections 18-101 et seq., and any successor statute, as may be amended from time to time.

“Additional Agreements” means each of the following agreements of even date herewith and the agreements and documents executed and delivered pursuant thereto:

(1) Contribution Agreement;

(2) Patent and Trademark License Agreements; and

(3) Services Agreement.

“Adjusted Capital Account” means, for any Member, its Capital Account balance maintained and adjusted as required by Treasury Regulation Section 1.704-1(b)(2)(iv).

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with, such Person; and for purposes of the foregoing, “control” means (i) the ownership of more than 50% of the voting securities or other voting interests of another Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting shares, by contract or otherwise.

“Agreed Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:

(1) The initial Agreed Value of any asset contributed by a Member to the Company shall be the gross Fair Market Value of such asset;

(2) The Agreed Values of all Company assets shall be adjusted to equal their respective gross Fair Market Values (taking IRC Section 7701(g) into account) as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis capital contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property as consideration for an interest in the Company; (iii) the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g); (iv) the dissolution of the Company in accordance with Article IX; and (v) at such other times as the Tax Matters Member shall reasonably determine necessary or advisable in order to comply with Treasury Regulation Sections 1.704-1(b) and 1.704-2; provided that the adjustments described in clauses (i) and (ii) of this paragraph shall be made only if the Tax Matters Member reasonably determines that such adjustment is necessary or appropriate to reflect the relative economic interests of the Members in the Company.

(3) The Agreed Value of any Company asset distributed to any Member shall be the gross Fair Market Value (taking IRC Section 7701(g) into account) of such asset on the date of distribution; and

(4) The Agreed Values of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to IRC Section 732(d), IRC Section 734(b) or IRC Section 743(b), but only to the extent that such adjustments are taken into account in determining capital accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided that Agreed Values shall not be adjusted pursuant to this clause (4) to the extent that an adjustment pursuant to clause (2) of this definition is made in connection with a transaction that would otherwise result in an adjustment pursuant to this clause (4).

The Agreed Values of the Company’s assets immediately following the contributions under the Contribution Agreement shall be agreed in writing by the Members on a date no later than 90 days prior to the due date of the Company’s initial tax return. In the event the Members are not able to reach such agreement, the matter shall be determined pursuant to Section 12.18; provided that such arbitration shall be conducted on a timeline reasonably likely to determine the Agreed Value at a time sufficient, in the reasonable opinion of the Company’s independent certified public accountant, to allow the Company to timely file the Company’s tax return. If the Agreed Value of an asset has been determined or adjusted pursuant to this definition of Agreed Value, such Agreed Value shall thereafter be adjusted by the Depreciation with respect to such asset taken into account in computing Profits and Losses.

“Board of Representatives” means the Board of Representatives of the Company, as described in Section 3.3.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in Colorado are authorized or required by law to close.

“Capital Account” means, with respect to a Member, such Member’s capital account established and maintained in accordance with the provisions of Section 6.3.

“Capital Contribution” means the amount in cash and/or the value of property or services contributed or undertaken to be contributed by each Member to the capital of the Company, whenever made. A loan by a Member of the Company shall not be considered a Capital Contribution.

“CEO” means the Chief Executive Officer of the Company, as described in Section 3.5(a).

“Chairman of the Board” means the Chairman of the Board of Representatives, as described in Section 3.3(c).

“Company” means FT Solutions LLC, a Delaware limited liability company.

“Company Technology” means any intellectual property contributed to the Company pursuant to the Contribution Agreement or derived from License Agreements in the form of Derivative Works as defined in such agreements.

“Contract” means any agreement, lease, evidence of indebtedness, mortgage, indenture, security agreement or other contract or commitment, whether written or oral.

“Contribution Agreement” means that certain Contribution Agreement among Headwaters, Rentech and the Company in the form of Exhibit A, pursuant to which Headwaters and Rentech shall contribute to the Company certain assets as detailed therein, upon the terms and conditions set forth therein.

“Depreciation” means, for any relevant period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other relevant period, except that if the Agreed Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year, Depreciation shall be an amount which bears the same ratio to such beginning Agreed Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year bears to such beginning adjusted tax basis (except as otherwise required under Treasury Regulation Section 1.704-3(d)); provided that if the federal income tax depreciation, amortization or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Agreed Value using any reasonable method selected by the Tax Matters Member.

“Entity” means any corporation, firm, unincorporated organization, association, partnership, limited liability company, business trust, joint stock company, joint venture or other organization, entity or business.

“Fair Market Value” means, with respect to any asset, as of the date of determination, the cash price at which a willing seller would sell, and a willing buyer would buy, each being apprised of all relevant facts and neither acting under compulsion, such asset in an arm’s-length negotiated transaction with an unaffiliated third party without time constraints, as conclusively determined by a majority the Board of Representatives in good faith and subject to their duties set forth in Section 5.1, except with respect to matters governed by Section 8.3, which shall be determined in accordance with the provisions set forth therein.

“GAAP” means United States generally accepted accounting principles applied consistently with past practice.

“GTL” means Fisher-Tropsch Gas-to-Liquid technology.

“GTL Projects” means facilities that utilize GTL technology for converting hydrogen and carbon monoxide containing gases made from carbon-bearing materials including, without limitation, fossil fuels, hydrocarbon byproducts, biomass and industrial off-gases into liquid hydrocarbons including, without limitation, diesel fuel, naphthas, waxes, lubricants and chemical feedstocks.

“Intellectual Property and Marks” means, with respect to a Person, such Person’s patents, patent applications, patent rights, trademarks, trademark applications, trade names, service marks, service mark applications, copyright, copyright applications, franchises, licenses, inventories, know-how, trade secrets, customer lists, proprietary processes and formulae, source and object codes, algorithms, architectures, structures, display screens, layouts, inventions, development tools and all documentation and media constituting, describing or relating to the above (including, without limitation, manuals, memoranda and records in any format, whether hard copy or machine-readable copy).

“IRC” means the Internal Revenue Code of 1986, as amended.

“Managers” means the CEO and such other individuals that may be appointed by the Board of Representatives from time to time pursuant to Section 3.5(a) to manage the affairs of the Company as directed by the Board of Representatives.

“Market Rate” means the license fees and royalties, or other consideration in lieu thereof, that can be reasonably obtained under the market conditions prevailing at the time for a GTL Project of comparable size under similar terms and conditions, taking into account comparable recent transactions and license fees for the synthesis gas license using similar feedstocks, if applicable. Any controversy with respect to the applicable Market Rate shall be determined pursuant to Section 12.18 of this Agreement.

“Members” means Headwaters, Rentech and such other Persons who are admitted to the Company in the future in accordance with the terms of this Operating Agreement and shall have agreed to be bound hereby. “Member” means any one of the Members.

“Membership Interest” means, with respect to each Member, the entire ownership interests and rights of such Member (expressed as a percentage) in the Company. The sum of the Membership Interests for all Members shall equal one hundred percent (100%).

“Non-Qualified GTL Project” means any project that is not a Qualified GTL Project.

“Operating Agreement” means this Operating Agreement, as it may be amended or restated from time to time.

“Parent Entity” means, in the case of Headwaters, Headwaters Incorporated, a Delaware corporation.

“Patent and Trademark License Agreements” means, collectively, (i) that certain Patent and Trademark License Agreement between Rentech and the Company, pursuant to which Rentech shall grant to the Company certain non-exclusive rights in and to certain Intellectual Property and Marks of Rentech as further detailed therein, (ii) that certain Patent and Trademark License Agreement between Headwaters and the Company, pursuant to which Headwaters shall grant to the Company certain exclusive rights in and to certain Intellectual Property and Marks of Headwaters, as further detailed therein; and (iii) that certain Patent and Trademark License Agreement between the Company and Rentech pursuant to which the Company shall grant certain exclusive rights in and to certain Intellectual Property and Marks of the Company, as further detailed therein, each in the relevant form of Exhibit C and upon the terms and conditions set forth therein.

“Person” means any natural person or Entity.

“Profits” and “Losses” mean, for each Fiscal Year, an amount equal to the Company’s taxable income or loss for such Fiscal Year, determined in accordance with IRC Section 703(a). For the purpose of this definition, all items of income, gain, loss or deduction required to be stated separately pursuant to IRC Section 703(a)(1) shall be included in taxable income or loss with the following adjustments:

(5) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be added to such taxable income or loss;

(6) Any expenditures of the Company described in IRC Section 705(a)(2)(B) or treated as IRC Section 705(a)(2)(B) expenditures pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be subtracted from such taxable income or loss.

(7) If the Agreed Value of any Company asset is adjusted pursuant to clause (2) or clause (3) of the definition of Agreed Value above, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

(8) Gain or loss resulting from any disposition of Company property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Agreed Value of the property disposed of, notwithstanding that the adjusted tax basis of such property differs from its Agreed Value;

(9) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other relevant period;

(10) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to IRC Section 734(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

(11) Notwithstanding any other provision of this definition, any items which are specially allocated pursuant to Section 6.8 shall not be taken into account in computing Profits or Losses.

“Qualified GTL Projects” means:

(12) Worldwide projects in which Headwaters or its Parent Entity, or any of Headwaters’ affiliates participates through (i) licensing or otherwise transferring any Headwaters’ Intellectual Property and Marks (other than Company Technology); (ii) equity ownership in the GTL Project; or (iii) GTL Project development or management; and

(13) Any GTL Project in China (exclusive).

“Representatives” means the individuals comprising the Board of Representatives. Each such individual shall be deemed a “manager” within the meaning of the Act.

“Services Agreement” means that certain Services Agreement between Rentech and the Company in the form of Exhibit F, pursuant to which each of Rentech and the Company agree to provide certain services to the other as further detailed therein, upon the terms and conditions set forth therein.

“Subsidiary” means any Entity in which a Person beneficially owns or controls 50% or more of the outstanding voting power of such Entity.

“Tax Rate” means 40%.

“Treasury Regulations” include proposed, temporary and final regulations promulgated under the IRC in effect as of the date of this Operating Agreement and the corresponding sections of any regulations subsequently issued that amend or supersede such regulations.

(b) The following terms, when used in this Operating Agreement, shall have the meanings defined for such terms in the Section set forth below:

Term	Section
“Alternate”	Section 3.3(b)
“Appraisal Notice”	Section 8.3(a)
“Appraiser”	Section 8.3(a)
“Business”	Section 1.5
“Business Plan”	Section 4.1(a)
“Change in Ownership”	Section 8.5(a)
“Claims”	Section 10.5
“Confidential Information”	Section 10.1(a)
“Control Entity”	Section 8.5(a)
“Declining Member”	Section 6.1(c)(ii)
“Disclosing Party”	Section 10.1(b)
“Effective Date”	introductory paragraph
“Headwaters”	introductory paragraph
“Headwaters Representatives”	Section 3.3(a)
“Liquidating Trustee”	Section 9.4(a)
“Notice of Election”	Section 8.3(a)
“Offering Member”	Section 8.3(a)

“Receiving Party”	Section 10.1(b)
“Recipient”	Section 8.3(a)
“Released Persons”	Section 10.5
“Releasing Persons”	Section 10.5
“Rentech”	introductory paragraph
“Rentech Representatives”	Section 3.3(a)
“Reorganized Company”	Section 9.6
“Rollup”	Section 9.6
“Sale Notice”	Section 8.3(a)
“Section 704(c) Assets”	Section 6.8(a)
“Tax Distributions”	Section 7.1(a)
“Tax Matters Member”	Section 11.3
“Unaffiliated Entity”	Section 8.5(a)
“Wholly-Owned Subsidiary Transferee”	Section 8.2

(c) Unless the context of this Operating Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Operating Agreement; and (iv) the terms “Article”, “Section” or “subsection” refer to the specified Article, Section or subsection of this Operating Agreement.

Section 1.2 The Company; Formation. The Company shall be a limited liability company managed by its Board of Representatives. The Membership Interests of the Members in the Company, and the rights and obligations of the Members with respect thereto and to the Company, are subject to all of the provisions of this Operating Agreement and to the provisions of the Act. Where any rights or obligations of a Member are different by reason of any provision of this Operating Agreement than they would be without such provision, this Operating Agreement shall control to the extent permitted by the Act. Promptly following the execution hereof, and from time to time thereafter, the Members shall execute and file or cause to be executed and filed (i) all certificates and statements contemplated by the Act that are approved by the Board of Representatives and are not inconsistent with the provisions of this Operating Agreement and (ii) all other necessary certificates and documents, and shall make all other such filings and recordings, and shall do all other acts as may be reasonably necessary or appropriate from time to time to give effect to this Operating Agreement.

Section 1.3 Company Name; Place of Business; Registered Office and Agent.

(a) The Company shall do business under the name “FT Solutions LLC” or such other name as the Board of Representatives may determine from time to time. Such name shall be the exclusive property of the Company and no Member shall have any right to use, and each Member agrees not to use, such name other than on behalf of the Company, except as may be permitted from time to time by the Board of Representatives. The Board of Representatives shall promptly notify the Members of any change of name of the Company. The Members shall from time to time execute and file or cause to be executed and filed all necessary assumed or fictitious business name statements as may be required by law for the operation of the Company in all jurisdictions where the Company does business.

(b) The Company’s principal place of business will be at 1331 17th Street, Suite 720, Denver, Colorado 80202, or such location as the Board of Representatives may from time to time designate. The Company may also have offices at such other places within or outside of the State of Delaware as the Board of Representatives may from time to time determine. Prior to conducting business in any jurisdiction other than Delaware, the Board of Representatives shall use its reasonable efforts to cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in such jurisdiction. At the request of the Board of Representatives, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Operating Agreement that are necessary or appropriate from time to time to qualify, continue or terminate the Company as a foreign limited liability company in each such jurisdiction in which the Company may conduct business from time to time.

(c) The registered agent for service of process on the Company in the State of Delaware shall be the initial registered agent named in the Certificate and the registered office of the Company required by the Act to be maintained in the State of Delaware shall be the offices of the registered agent. The registered agent and the registered office of the Company may be changed from time to time by action of the Board of Representatives by filing notice of such change with the Secretary of State of the State of Delaware. The Board of Representatives will promptly notify the Members of any such change.

Section 1.4 Term. The term of the Company shall commence on the date on which the Certificate of Formation of the Company is filed with the Secretary of State of the State of Delaware and shall continue in perpetuity until dissolved pursuant to the provisions of this Operating Agreement or applicable law.

Section 1.5 Business of the Company; Powers.

(a) The purpose of the Company is to further develop GTL and to exploit commercially the rights to be granted to it pursuant to the Patent and Trademark License Agreements including the licensing of the GTL Intellectual Property and Marks and the sale of GTL catalyst to Qualified and Non-Qualified GTL Projects, and to continue the operations of the FT Business as defined in, and to be contributed to the Company pursuant to, the Contribution Agreement, all as further detailed in the Business Plan (collectively, the “Business”), to engage in any business that is necessary, appropriate or incidental to the foregoing, and to engage in any additional activity for which limited liability companies may be formed under the Act and which is approved in accordance with the provisions of Section 4.1. The Company shall possess and may exercise all the powers and privileges now or hereafter granted by the Act, by any other law or by this Operating Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, protection, benefit, promotion or attainment of the business, purposes or activities of the Company.

(b) Subject to the provisions of this Operating Agreement, the Company may, with the approval of the Board of Representatives, enter into and perform any and all Contracts without any further act, vote or approval of any Member, and the Board of Representatives may authorize any Person to enter into and perform any Contract on behalf of the Company.

(c) The Company shall, as determined by the Board of Representatives, enter into patent and trademark and license agreements for Company Technology with the owner(s) and/or operator(s) of Qualified GTL Projects and Non-Qualified GTL Projects on substantially similar material terms and conditions, to be determined by the Board of Representatives. In the case of any Project that is a Qualified GTL Project due to Headwaters’ (or its parent entity’s, or any of Headwaters’ affiliates’) ownership of equity in such Project, the royalties payable by owner(s) and/or operator(s) of such Projects shall not exceed the Market Rate.

Section 1.6 Taxed as Partnership. The Members intend that the Company shall be treated as a partnership solely for federal, state and local tax purposes. Each Member and the Company shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

Section 1.7 Membership Interests Uncertificated; Nature of Members’ Interests. The Membership Interests of the Members in the Company shall not be certificated. The interests of the Members in the Company will be personal property for all purposes. All property owned by the Company, whether real or personal, tangible or intangible, will be owned by the Company as an entity and no Member, individually, will have any ownership of such property.

Section 1.8 Business Transactions of Member, Representative or Alternate with the Company. A Member, Representative or Alternate may lend money to, borrow money from, act as a surety, guarantor or endorser for, guarantee or assume one or more obligations of, provide collateral for, and transact any and all other business with the Company and, subject to other applicable law, has the same rights and obligations with respect to any such matter as a Person who is not a Member, Representative or Alternate, subject to any requirement under this Operating Agreement or the Act that such business transaction be approved by the Board of Representatives.

Section 1.9 Capacity of the Members. No Member shall have any authority to act for, or to assume any obligation or responsibility on behalf of, any other Member or the Company, except as expressly provided in this Operating Agreement or as authorized by the Board of Representatives.

ARTICLE II

MEMBERS

Section 2.1 Members as of Effective Date. As of the Effective Date of this Operating Agreement, the Members are set forth on Schedule A and each such Member shall have the Membership Interests set forth opposite its name on Schedule A.

Section 2.2 Admission of New Members. From and after the Effective Date, a Person acquiring an interest in the Company will be admitted as a Member upon the satisfaction of all requirements set forth in this Operating Agreement.

Section 2.3 Manner of Acting. Except as otherwise required by the Act or this Operating Agreement, including, without limitation, Section 3.2 and Section 4.1, whenever any Company action is to be taken by vote of the Members of the Company, it shall be authorized upon receiving the affirmative vote of Members entitled to vote who own at least a majority of the Membership Interests then held by Members. Each Member of the Company shall be entitled to a percentage of the total votes equal to that Member’s then current Membership Interest.

Section 2.4 Meetings of the Members.

(a) Timing; Notice. Meetings of the Members, for any purpose or purposes, unless otherwise prescribed by statute, may be called by any Member by giving written notice thereof to each Member of record entitled to vote at the meeting at least five (5) but not more than sixty (60) Business Days prior to the day named for the meeting. Each notice of meeting shall specify the place, day and hour of the meeting. If no place is designated, the place of meeting shall be the principal office of the Company. The business to be transacted at, and the purpose of, a meeting need not be specified in the notice of the meeting. Notice shall be given in accordance with Section 12.5. Any required notice of a meeting to any Member may be waived by such Member in writing at any time, whether before or after the holding of such meeting. Attendance by a Member at a meeting shall constitute a waiver of any required notice of such meeting by such Member, except when such Member attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not properly called or convened.

(b) Quorum. A meeting of Members of the Company duly called shall not be organized for the transaction of business unless a quorum is present. The presence of each Member of record, represented in person or by proxy, shall constitute a quorum at any meeting of Members; provided that if notice of a meeting is provided to the Members, and such notice describes the business to be considered, the actions to be taken and the matters to be voted on at the meeting in reasonable detail, and insufficient Members attend the meeting to constitute a quorum, the meeting may be adjourned by those Members attending such meeting for a period not to exceed twenty (20) days. Such meeting may be reconvened by providing notice of the reconvened meeting to the Members no less than five (5) days prior to the date of the meeting specifying that the business to be considered, the actions to be taken and the matters to be voted upon are those set forth in the notice of the original adjourned meeting. If, at the reconvened meeting, a quorum of Members is not present, a majority of the Members present and voting will constitute a quorum for purposes of the reconvened meeting; provided that such Members may only consider the business, take the actions or vote upon the matters set forth in the notice of the original meeting. At an adjourned meeting at which a quorum shall be present or represented, any business may be transacted which might have been transacted at the meeting as originally noticed. The Members present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal during the meeting of Members whose absence would cause there to be less than a quorum.

Notwithstanding the foregoing or any other provision in this Operating Agreement, no Member shall have any power or authority to do or perform any act with respect to any of the matters set forth in Section 4.1 unless such matter has been approved in accordance with the provisions of Section 4.1.

(c) Attendance by Telephone, Etc. Members may, unless prohibited by applicable law, rule or regulation, participate in a meeting of the Members by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting, except where a Member participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not properly called or convened.

(d) Action by Written Consent. Unless prohibited by applicable law, rules and regulations, any action required or permitted to be taken at a meeting of the Members may be taken without a meeting if a written consent setting forth the action so taken is signed by the number of Members that would be necessary to authorize the action at a meeting of the Members duly called and held, and is filed with the minutes of the Company. Any consent shall have the same force and effect as a vote of the Members at a meeting duly called and held at which a quorum was present. Prompt notice of the taking of Company action without a meeting by less than unanimous written consent shall be given to those Members who have not consented in writing.

Section 2.5 Record Date. For the purpose of determining Members entitled to notice of, or to vote at, any meeting of Members or any adjournment of the meeting, or Members entitled to receive payment of any distribution, or to make a determination of Members for any other purpose, the date on which notice of the meeting is sent or the date on which the resolution declaring the distribution or relating to such other purpose is adopted, as the case may be, shall be the record date for such determination. Only Members of record on the date fixed shall be so entitled, notwithstanding any permitted transfer of a Member’s Membership Interest after any record date fixed as provided in this Section. When a determination of Members entitled to vote at any meeting of Members has been made as provided in this Section 2.5, the determination shall apply to any adjournment of the meeting.

Section 2.6 Relationship of the Members.

(a) The relationship of the Members shall be limited solely to the purpose and scope of the Company as expressed in this Operating Agreement and the Additional Agreements. This Operating Agreement shall not constitute the appointment of any party to this Operating Agreement as the legal representative or agent of any other party to this Operating Agreement. No party to this Operating Agreement, by reason of such status, shall have any right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of or on behalf of any other party to this Operating Agreement. Except as may be specifically provided in this Operating Agreement or any Additional Agreement, neither the Company nor any party to this Operating Agreement shall assume or be responsible for any liability or obligation of any nature of, or any liability or obligation that arises from any act or omission to act of, any other party to this Operating Agreement however or whenever arising.

(b) Nothing contained in this Operating Agreement (other than references to the binding nature of the Additional Agreements) shall be deemed to restrict or limit in any way the carrying on, directly or indirectly, of separate businesses or activities by any Member or its Affiliates, now or in the future, independently or with others, even if such businesses or activities are competitive with the Company (it being understood that the Additional Agreements may so restrict or limit such businesses or activities), and neither the Company nor the other Members shall, by virtue of this Operating Agreement, have any interest or rights in or to such other businesses or activities or any income, profits, liabilities or obligations with respect thereto or derived therefrom. No Member or any of its Affiliates or any of their respective officers, directors, employees or former employees shall have any obligation, or be liable, to the Company or any other Member pursuant to this Operating Agreement, any Additional Agreement or otherwise (i) for, or arising out of, the conduct described in this Section 2.6(b), (ii) solely by reason of such conduct, for breach of any fiduciary or similar duty to the Company or any Member or (iii) for exercising or failing to exercise its rights as a Member; except, in each case, for a breach of Section 5.1, Section 10.1 or any other express provisions of this Operating Agreement or any Additional Agreement. In the event that a Member, any of its Affiliates or any of their respective officers, directors, employees or former employees acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be a corporate opportunity for both the Company and the Member or such Affiliate, or any of their respective officers, directors, employees or former employees, except as may be expressly agreed in an Additional Agreement, (x) neither the Member nor such Affiliate, officers, directors, employees or former employees shall have any duty to communicate or offer such corporate opportunity to the Company, (y) neither the Member nor such Affiliate, officers, directors, employees or former employees shall be liable to the Company for breach of any fiduciary or similar duty, as a Member or otherwise, by reason of the fact that the Member or such Affiliate, officers, directors, employees or former employees pursue or acquire such corporate opportunity, direct such corporate opportunity to another Person or fail to communicate such corporate opportunity or information regarding such corporate opportunity to the Company, and (z) neither the Member nor such Affiliate, officers, directors, employees or former employees shall be obligated to account to the Company or any other Member for any property, profit or benefit derived from such opportunity.

ARTICLE III

MANAGEMENT OF THE COMPANY

Section 3.1 Power and Authority of Members. The Members shall manage the Company only through their designated Representatives on the Board of Representatives of the Company and the Members, in their capacity as such, shall have no authority or right to act on behalf of or bind the Company in connection with any matter. No Member shall take any action in the name of or on behalf of the Company, including, without limitation, assuming any obligation or responsibility on behalf of the Company, unless such action and the taking thereof by such Member shall have been expressly authorized by the Board of Representatives or shall be expressly and specifically authorized by this Operating Agreement.

Section 3.2 Power and Authority of Representatives.

(a) The business and affairs of the Company shall be managed by or under the direction of the Board of Representatives, except as may otherwise be provided in this Operating Agreement. The Board of Representatives shall have the power on behalf and in the name of the Company to carry out any and all objects and purposes of the Company contemplated by this Operating Agreement and to perform all acts which they may deem necessary, advisable or appropriate in connection therewith.

(b) The Members agree that all determinations, decisions and actions made or taken by the Board of Representatives (or their designee(s)) shall be conclusive and absolutely binding upon the Company, the Members (but only in their capacity as such) and their respective successors, assigns and personal representatives.

Section 3.3 Composition of Board of Representatives.

(a) General. The Board of Representatives shall consist of two (2) Representatives, one (1) of whom shall be designated by Headwaters so long as Headwaters is a Member (the “Headwaters Representative”) and one (1) of whom shall be designated by Rentech so long as Rentech is a Member (the “Rentech Representative”). Each Member agrees to vote its Membership Interest at all times to cause the Board of Representatives to be composed as described in this Section 3.3(a). Other than as set forth in Section 4.1, whenever any Company action is to be taken by a vote of the Board of Representatives, it shall be authorized upon receiving the affirmative vote of all of the Representatives (or Alternates) present and voting at a duly constituted meeting of the Board of Representatives at which a quorum is present. Each Representative (or Alternate) present at a duly constituted meeting of the Board of Representatives at which a quorum is present shall be entitled to cast one vote.

(b) Representatives and Alternates. Each Member shall also have the right to designate one (1) alternate to each Representative designated by such Member (each, an “Alternate”). In the event a Representative is unable to attend a meeting of the Board of Representatives or otherwise participate in any action to be taken by the Board of Representatives, or with respect to any meeting or matter acted upon at a meeting or any other action to be taken by the Board of Representatives, if directed by the Member who designated the Representative, the Alternate named by the applicable Member for such Representative may, and if directed by such Member or such Representative shall, act and vote in place of such Representative. Each Member shall have the right, in its sole and absolute discretion, to designate, remove and replace its Representative and the Alternate by written notice to the Company and each other Member.

(c) Chairman of the Board. The Representatives shall elect from among themselves a Chairman of the Board to serve until a successor has been elected by the Board of Representatives and qualified or until his or her earlier death, resignation or removal. The initial Chairman of the Board is set forth on Schedule B. The Chairman of the Board shall not be entitled to any greater number of votes than any other Representative.

(d) Initial Representatives. The initial Representatives of each Member are set forth on Schedule B.

(e) Removal; Resignation; Vacancies. Except as otherwise provided in this Operating Agreement, each Representative on the Board of Representatives shall serve at the pleasure of the Member that designated him or her. Each Member shall have the right at any time, exercisable by written notice to the other Members and to the Board of Representatives, to remove (with or without cause) any Representative or Alternate designated by such Member and to designate a new Representative or Alternate. Subject to applicable law, rule or regulation, no Representative or Alternate may be removed except by the Member designating the same. Any

Representative or Alternate may resign at any time by giving written notice to the Member that appointed such Representative and to the Board of Representatives. Such resignation shall take effect on the date shown on or specified in such notice or, if such notice is not dated and the date of resignation is not specified in such notice, on the date of the receipt of such notice by the Board of Representatives. No acceptance of such resignation shall be necessary to make it effective. Any vacancy on the Board of Representatives or with respect to any Alternates shall be filled only by the Member whose Representative or Alternate caused the vacancy.

(f) Compensation. No person shall be entitled to any fee, remuneration or compensation (except for reimbursement of properly authorized expenses in accordance with such procedures as may be established by the Board of Representatives) in connection with service as a Representative or Alternate.

Section 3.4 Meetings of the Board of Representatives.

(a) Meeting Agendas. The Chairman of the Board of Representatives shall prepare or direct the preparation of the agenda for, and preside over, meetings of the Board of Representatives. The Chairman shall deliver such agenda to each Representative at least two (2) Business Days prior to the regular or special meeting, and any Representative may add items to such agenda. The Chairman of the Board may appoint any Person to act as secretary of a meeting of the Board of Representatives.

(b) Timing; Notice. The Board of Representatives shall meet at least once every three (3) months at such places and at such times as the Chairman of the Board of Representatives may from time to time determine. Special meetings of the Board of Representatives may be called by any Representative and shall be held at such place as may be determined by the Chairman of the Board of Representatives. Written notice of the time and place of each regular and special meeting of the Board of Representatives shall be given by or at the direction of the Chairman of the Board of Representatives to each Representative at least three (3) Business Days before such meeting. Such notice need not specify the purpose for which such meeting is called. Any required notice of a meeting to any Representative may be waived by such Representative in writing at any time, whether before or after the holding of such meeting. Attendance by a Representative at a meeting shall constitute a waiver of any required notice of such meeting by such Representative, except when such Representative attends such meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the grounds that the meeting is not properly called or convened.

(c) Quorum. The presence of Representatives or Alternates representing a majority of the Representatives on the Board of Representatives shall be required to constitute a quorum for the transaction of any business by the Board of Representatives. If notice of a meeting is provided to the Representatives and Alternates, and such notice describes the business to be considered, the actions to be taken and the matters to be voted on at the meeting in reasonable detail, and insufficient Representatives or Alternates attend the meeting to constitute a quorum, the meeting may be adjourned by those Representatives or Alternates attending such meeting for a period not to exceed twenty (20) days. Such meeting may be reconvened by providing notice of the reconvened meeting to the Representatives and Alternates no less than two (2) Business Days prior to the date of the meeting specifying that the business to be considered, the actions to be taken and the matters to be voted on are those set forth in the notice of the original adjourned meeting. If, at the reconvened meeting, a quorum of Representatives or Alternates is not present, a majority of the Representatives and Alternates present and voting will constitute a quorum for purposes of the reconvened meeting; provided that such Representatives and Alternates may only consider the business, take the actions and vote the matters set forth in the notice of the original meeting.

(d) Attendance by Telephone, Etc. Representatives on the Board of Representatives may, unless prohibited by applicable law, rules or regulations, participate in a meeting of the Board of Representatives by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting, except where a Representative participates in the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not properly called or convened.

(e) Action by Written Consent. Unless prohibited by applicable law, rules and regulations, any action required or permitted to be taken at a meeting of the Board of Representatives may be taken without a meeting if a written consent setting forth the action so taken is signed by the number of Representatives that would be necessary to approve the action at a meeting of the Board of Representatives duly called and held, and is filed with the minutes of the Company. Each request for written consent of the Representatives shall be given to each of the Representatives as far in advance as is reasonably practicable under the circumstances. Any consent shall have the same force and effect as a vote of the Representatives at a meeting of the Board of Representatives duly called and held at which a quorum was present. Prompt notice of the taking of Company action without a meeting by less than unanimous written consent shall be given to those Representatives who have not consented in writing.

Section 3.5 Managers.

(a) There shall be such number of Managers as may be determined from time to time by the Board of Representatives, so long as there is at least one (1) Manager who shall be designated the Chief Executive Officer (“CEO”). Each Manager of the Company shall be a natural person of full age who need not be a resident of the State of Delaware. The Board of Representatives shall have the right to confer upon any Manager such titles as the Board deems appropriate, including, but not limited to, Chief Executive Officer, Chief Financial Officer, Chief Operating Officer, President, Vice President, Secretary or Treasurer. The Board of Representatives shall promptly give each Member notice of the designation of any new Manager. Each Manager shall hold office until a successor has been designated by the Board of Representatives and qualified or until his or her earlier death, resignation or removal.

(b) The Board of Representatives shall have the right, in its sole and absolute discretion, to (i) appoint, remove (with or without cause) and replace the Managers of the Company, (ii) define the duties and responsibilities of the Managers and (iii) subject to the limitations set forth in Section 4.1, delegate specifically defined duties to the Managers. Any delegation of authority to take any action by the Board of Representatives must be approved in the same manner as would be required for the Board of Representatives to directly approve such action. Notwithstanding the foregoing or any other provision of this Operating Agreement or of the Act to the contrary, no Manager of the Company shall have the power or authority to do or perform any act with respect to any of the matters set forth in Section 4.1 unless such matter has been approved in accordance with the provisions of Section 4.1.

(c) A Manager of the Company may resign at any time by giving written notice to the Board of Representatives. The resignation of a Manager shall be effective upon receipt of such notice or at such later time as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make such resignation effective.

(d) The salaries of the Managers shall be fixed from time to time by the Board of Representatives or by such Manager as may be designated by resolution of the Board of Representatives; provided that any Manager who may be entitled to vote on (by reason of his or her capacity as a Representative) or fix (by reason of delegation) salaries shall not vote on or otherwise participate in the fixing of his or her own salary. The salaries or other compensation of any other employees and other agents shall be fixed from time to time by the Board of Representatives or by such Manager as may be designated by resolution of the Board of Representatives.

ARTICLE IV

APPROVAL OF CERTAIN MATTERS

Section 4.1 Approval of Certain Matters. Notwithstanding any provision of this Operating Agreement (other than Section 4.3) or the Act to the contrary, and to the extent not agreed and set forth in an Additional Agreement, and without being deemed to limit in any way the scope of authority of the Board of Representatives as elsewhere provided in this Operating Agreement or under the Act, in order for the Company to duly act on any of the following matters, the Board of Representatives must approve the same at a meeting of the Board of Representatives or by written consent, and the Managers shall have no power or authority to do or perform any act with respect to any of the following matters without such approval or consent given in accordance with the provisions of this Operating Agreement:

(a) Conduct of Business. Any modification of the business plan of the Company attached hereto as Schedule C (the “Business Plan”), the engagement by the Company in any line of business or activity other than the Business or as set forth in the Business Plan, or any other business that is reasonably necessary, appropriate or incidental to any of the foregoing.

(b) Bankruptcy. The voluntary dissolution or liquidation of the Company, the making by the Company of a voluntary assignment for the benefit of creditors, the filing of a petition in bankruptcy by the Company, the Company petitioning or applying to any tribunal for any receiver or trustee, the Company commencing any proceeding relating to itself under any bankruptcy, reorganization, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, the Company indicating its consent to, approval of or acquiescence in any such proceeding and failing to use its best efforts to have discharged the appointment of any receiver of or trustee for the Company or any substantial part of their respective properties.

(c) Preservation of Existence. Any action contrary to the preservation and maintenance of the Company’s existence, rights, franchises and privileges as a limited liability company under the laws of the State of Delaware.

(d) Acquisition or Disposition of Assets. Any acquisition or disposition of assets, properties or rights of the Company in one transaction or a series of related transactions outside the ordinary course of business or which have a Fair Market Value in excess of twenty percent (20%) of the Fair Market Value of all of the assets on a consolidated basis of the Company.

(e) Dealings with Affiliates. Except pursuant to this Operating Agreement or any Additional Agreement, the Company’s entrance into, amendment of, waiver of rights under, termination of, or permitting or causing the termination of, any material business transaction, including, without limitation, any loans or extensions of credit or royalty agreements, with any Member or any Affiliate of any Member, except in the ordinary course of business and on terms not less favorable to the Company than it would reasonably expect to obtain in a similar business transaction between unrelated parties. The foregoing shall not be deemed to limit in any manner the right of any Member or any of its Affiliates from performing or exercising its rights under this Operating Agreement or any Additional Agreement.

(f) Issuance of Membership Interests. (i) The authorization or issuance of any Membership Interests in, or the admission of any Members to, the Company (other than with respect to Headwaters, Rentech, the Parent Entity or their respective permitted transferees in accordance with Section 8.2) or (ii) any merger, consolidation or similar business transaction that would require the issuance of interests in the Company to Persons other than Members or any of their respective wholly-owned subsidiaries; provided that this Section 4.1(f) shall not be deemed to extend to any Member’s sale, grant, assignment or transfer of any of its rights to receive allocations or distributions under this Operating Agreement, but such sale, grant, assignment or transfer shall not constitute the recipient of such economic rights a Member.

(g) Repurchase of Membership Interests. The redemption or repurchase by the Company of any Membership Interests in the Company, other than pursuant to the provisions of this Operating Agreement.

(h) Modification of Operating Agreement. Any amendment, modification or waiver of any provision (other than ministerial, non-substantive amendments, modifications or waivers) of this Operating Agreement or any Additional Agreement or other agreement between the Company and any Member or its Affiliates.

(i) Distributions. Any distribution of profits of the Company to the Members, other than a Tax Distribution.

(j) Removal of Liquidating Trustee. The removal of the Liquidating Trustee as described in Section 9.4.

Section 4.2 Procedure in Event of Deadlock. In the event of deadlock of the Board of Representatives in connection with the matters set forth in Section 4.1 above or otherwise, the Members shall promptly meet and negotiate in good faith to determine a mutually acceptable resolution, as evidenced by a unanimous vote of the Members approving any such resolution. Each Member shall be represented in such negotiations by one or more senior executive officers with authority to bind such Member, subject only to the approval of such Member’s Board of Directors, Board of Representatives or similar governing body. In the event any such deadlock is not resolved by such good faith negotiation and/or vote, the matter shall be determined by arbitration pursuant to Section 12.18; provided, however that (a) at any time before or during any arbitration, a member may withdraw from the Company as provided in Section 9.3 and (b) any arbitrator’s determination shall include an alternative, available to each Member, to withdraw as a member pursuant to Section 9.3 and pay the Withdrawal Fee (as defined therein) in lieu of being bound by any other award or determination made by the arbitrator.

Section 4.3 Approval by Members. Notwithstanding anything to the contrary set forth in this Operating Agreement, and to the extent permitted under the Act, in the event the Members choose to consider any of the matters set forth in Section 4.1 (whether or not the Board of Representatives has addressed or come to deadlock in connection with such matter), such matter shall require the unanimous approval of all the Members at a meeting or by written consent.

ARTICLE V

EXCULPATION AND INDEMNIFICATION

Section 5.1 Duties of Representatives. Each Representative, Alternate and Manager shall owe such duty of loyalty and due care to the Company as is required of a director of a Delaware corporation under applicable Delaware law, shall discharge his duties in good faith with the care an ordinary prudent person in like position would exercise under similar circumstances and in a manner he reasonably believes to be in the best interests of the Company, and in so acting shall enjoy each and every protection afforded to the directors of a Delaware corporation under applicable Delaware law, including, without limitation, those afforded by the business judgment rule and the presumptions afforded thereby and the limitation on personal liability to the maximum extent permitted by Section 102(b) of the Delaware General Corporation Law as if the provisions thereof were set forth in this Operating Agreement (and for all such purposes, each Representative, Alternate and Manager shall be treated as not “interested” for Delaware corporation law purposes).

Section 5.2 Exculpation. No Member, Representative, Alternate or Manager of the Company shall be liable to the Company or to any Member for any losses, claims, damages or liabilities arising from, related to, or in connection with this Operating Agreement or the business or affairs of the Company, except for any losses, claims, damages or liabilities as are determined by final judgment of a court of competent jurisdiction to have resulted from such Member, Representative, Alternate or Manager’s gross negligence, reckless conduct, intentional misconduct, knowing violation of law, or breach of the provisions of Section 5.1. The provisions of this Operating Agreement, to the extent that they restrict the duties and liabilities of any Member, Representative, Alternate or Manager otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Member, Representative, Alternate or Manager.

Section 5.3 Reliance on Reports and Information by Member, Representative, Alternate or Manager. A Member, Representative, Alternate or Manager of the Company shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any of its other Members, Representatives, Alternates, Managers, officers, employees or committees of the Company, or by any other Person, as to matters the Member, Representative, Alternate or Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

Section 5.4 Indemnification by the Company.

(a) The Company shall indemnify an indemnified representative, defined herein, against any liability incurred in connection with any proceeding in which the indemnified representative may be involved as a party or otherwise, as and when incurred, by reason of the fact that such Person is or was serving in an indemnified capacity, including, without limitation, liabilities resulting from any actual or alleged breach or neglect of duty, error, misstatement or misleading statement, negligence, gross negligence or act giving rise to liability, except:

(i) where such indemnification is expressly prohibited by applicable law;

(ii) where the conduct of the indemnified representative has been finally determined:

(A) to constitute gross negligence, reckless conduct, intentional misconduct or a knowing violation of law, sufficient in the circumstances to bar indemnification against liabilities arising from the conduct;

(B) to constitute a breach of Section 5.1; or

(C) to be based upon or attributable to the receipt by the indemnified representative from the Company of a personal benefit to which the indemnified representative is not legally entitled; or

(iii) to the extent such indemnification has been finally determined in a final adjudication to be otherwise unlawful.

(b) If an indemnified representative is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such Person may be subject, the Company shall indemnify such indemnified representative to the maximum extent for such portion of the liabilities.

(c) The termination of a proceeding by judgment, order, settlement or conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the indemnified representative is not entitled to indemnification.

(d) For purposes of this Article V:

(i) “indemnified capacity” means any and all past, present and future service by an indemnified representative in one or more capacities as a Member, Representative, Alternate, Manager or authorized agent of the Company;

(ii) “indemnified representative” means any and all Members, Representatives, Alternates, Managers and authorized agents of the Company and any other Person designated as an indemnified representative by the mutual consent of Headwaters and Rentech, given in accordance with the provisions of this Operating Agreement;

(iii) “liability” means any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements); and

(iv) “proceeding” means any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in the right of the Company, a class of its Members, security holders or otherwise.

Section 5.5 Proceedings Initiated by Indemnified Representatives. Notwithstanding any other provision of this Article V, the Company shall not indemnify under this Article V an indemnified representative for any liability incurred in a proceeding initiated (which shall not be deemed to include counterclaims or affirmative defenses) or participated in as an intervenor or amicus curiae by the Person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by the unanimous consent of the Board of Representatives. This Section does not apply to reimbursement of expenses incurred in successfully prosecuting or defending the rights of an indemnified representative granted by or pursuant to this Article V.

Section 5.6 Advancing Expenses. The Company shall pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by an indemnified representative in advance of the final disposition of a proceeding described in Section 5.4 or the initiation of or participation in which is authorized pursuant to Section 5.5 upon receipt of an undertaking by or on behalf of the indemnified representative to repay the amount if it is ultimately determined that such Person is not entitled to be indemnified by the Company pursuant to this Article V. The financial ability of an indemnified representative to repay an advance shall not be a prerequisite to the making of such advance.

Section 5.7 Payment of Indemnification. An indemnified representative shall be entitled to indemnification within thirty (30) days after a written request for indemnification has been delivered to the Chairman of the Board.

Section 5.8 Contribution. If the indemnification provided for in this Article V or otherwise is unavailable for any reason in respect of any liability or portion thereof, the Company shall contribute to the liabilities to which the indemnified representative may be subject in such proportion as is appropriate to reflect the intent of this Article V.

Section 5.9 Mandatory Indemnification of Members and Managers. To the extent that an indemnified representative of the Company has been successful on the merits or otherwise in defense of any proceeding or in defense of any claim, issue or matter therein, such Person shall be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such Person in connection therewith.

Section 5.10 Contract Rights; Amendment or Repeal. All rights under this Article V shall be deemed a contract between the Company and the indemnified representative pursuant to which the Company and each indemnified representative intend to be legally bound. Any repeal, amendment or modification hereof shall be prospective only and shall not affect any rights or obligations then existing.

Section 5.11 Scope of Article. The rights granted by this Article V shall not be deemed exclusive of any other rights to which those seeking indemnification, contribution or advancement of expenses may be entitled under any statute, agreement, vote of disinterested Members or disinterested Representatives or Alternates, both as to action in an indemnified capacity and as to action in any other capacity. The indemnification, contribution and advancement of expenses provided by or granted pursuant to this Article V shall continue as to a Person who has ceased to be an indemnified representative in respect of matters arising prior to such time, and shall inure to the benefit of the heirs, executors, administrators, personal representatives, successors and permitted assigns of such a Person.

Section 5.12 Reliance on Provisions. Each Person who shall act as an indemnified representative of the Company shall be deemed to be doing so in reliance upon the rights of indemnification, contribution and advancement of expenses provided by this Article V.

ARTICLE VI

CAPITAL ACCOUNTS

Section 6.1 Capital Contributions.

(a) The Capital Contributions to be made by the Members shall be cash, property and/or a promise to contribute cash, property and/or perform services. The initial Capital Contributions of Rentech shall be the rights granted to the Company pursuant to the Contribution Agreement, and the initial Capital Contributions of Headwaters shall be the rights granted to the Company pursuant to the Contribution Agreement.

(b) The initial Capital Contributions of the Members shall be made upon the execution and delivery of the Contribution Agreements in accordance with the terms and conditions set forth therein. Headwaters and Rentech are, and are causing their respective Affiliates to, execute and deliver the Contribution Agreements contemporaneously with the execution and delivery of this Operating Agreement.

(c) Calls for additional Capital Contributions may be made by the Board of Representatives or by either Member unilaterally, if such Member’s capital call is based on a reasonable determination that the Company requires such additional funding in pursuit of the Business.

(i) Calls for additional Capital Contributions made by the Board of Representatives shall constitute an obligation of each Member to the extent of its proportionate share thereof.

(ii) Calls for additional Capital Contributions made by either Member unilaterally, as provided above, shall be non-obligatory on the part of each Member and shall be communicated in writing by the Member making the capital call to each other Member. Each Member shall have thirty (30) days following the effective date of such notice within which to determine and advise the other Member in writing whether it will contribute its proportionate share to such Capital Contribution. If a Member declines to contribute its proportionate share to such capital call (such Member being a “Declining Member”), the other Member shall have the right to make an unsecured loan to the Company in an amount equal to the Capital Contribution specified in the call notice, which loan shall bear interest from the date of its advance at a rate equal to two (2) percentage points greater than the announced prime lending rate of Citibank, N.A. to its largest and most creditworthy commercial borrowers, but in no event greater than the highest rate permitted by applicable law. Such loan shall be repaid in full before Distributions (other than Tax Distributions) are made by the Company. No loan shall be treated as capital. Except as expressly provided herein, no Member shall have the unilateral right to contribute capital or make a loan to the Company.

(iii) For purposes of this Section 6.1(c), each Member’s proportionate share of a Capital Contribution shall be equal to its Membership Interest percentage at the time such Capital Contribution is to be made.

Section 6.2 [Reserved].

Section 6.3 Capital Accounts. A separate Capital Account will be maintained for each Member. Notwithstanding any other provision hereof, the Company shall determine and adjust the Capital Accounts in accordance with the rules of Treasury Regulation Section 1.704-1(b)(2)(iv). Upon the consummation of the transactions contemplated by the Additional Agreements, the initial Capital Accounts of the Members as of the Effective Date shall be as set forth on Schedule A. Except as otherwise required in the Act, no Member shall have any liability to restore all or any portion of a deficit balance in the Member’s Capital Account.

Section 6.4 No Interest on or Return of Capital. No Member shall be entitled to interest on any Capital Contribution or Capital Account. No Member shall have the right to demand or receive the return of all or any part of any Capital Contribution or Capital Account except as may be expressly provided herein, and no Member shall be personally liable for the return of the Capital Contributions of any other Member.

Section 6.5 Membership Interest. The Membership Interests of the Members are as set forth on Schedule A. Membership Interests will be varied only as specifically agreed by the parties pursuant to this Operating Agreement and will not be affected by allocations of Profits and Losses or other changes in Members’ Capital Accounts. The Membership Interests shall be updated by the Managers to reflect any adjustment of Membership Interests, set forth on a revised Schedule A and filed with the records of the Company.

Section 6.6 Allocations of Profits and Losses Generally. After the allocations in Section 6.7, at the end of each Fiscal Year (or shorter period if necessary, or longer period if agreed by all of the Members), Profits and Losses shall be allocated to the Members in proportion to their respective Membership Interests.

Section 6.7 Allocations under Regulations.

(a) Company Nonrecourse Deductions. Loss attributable (under Treasury Regulation Section 1.704-2(c)) to “partnership nonrecourse liabilities” (within the meaning of Treasury Regulation Section 1.704-2(b)(1)) shall be allocated among the Members in the same proportion as their respective Membership Interests.

(b) Member Nonrecourse Deductions. Loss attributable (under Treasury Regulation Section 1.704-2(i)(2)) to “partner nonrecourse debt” (within the meaning of Treasury Regulation Section 1.704-2(b)(4)) shall be allocated, in accordance with Treasury Regulation Section 1.704-2(i)(1), to the Member who bears the economic risk of loss with respect to the debt to which the loss is attributable.

(c) Minimum Gain Chargeback. Each Member will be allocated Profits at such times and in such amounts as necessary to satisfy the minimum gain chargeback requirements of Treasury Regulation Sections 1.704-2(f) and 1.704-2(i)(4).

(d) Qualified Income Offset. Losses and items of income and gain shall be specially allocated when and to the extent required to satisfy the “qualified income offset” requirement within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(d).

Section 6.8 Other Allocations.

(a) Allocations When Agreed Value Differs from Tax Basis. When the Agreed Value of a Company asset is different from its adjusted tax basis for income tax purposes, then, solely for federal, state and local income tax purposes and not for purposes of computing Capital Accounts, income, gain, loss, deduction and credit with respect to such assets (“Section 704(c) Assets”) shall be allocated among the Members to take this difference into account in accordance with the principles of IRC Section 704(c), as set forth herein and in the Treasury Regulations thereunder and under IRC Section 704(b). The calculation and allocations eliminating the differences between Agreed Value and adjusted tax basis of the Section 704(c) Assets shall be made on an asset-by-asset basis using remedial allocations under Treasury Regulation Section 1.704-3(d).

(b) Change in Member’s Interest.

(i) If during any Fiscal Year of the Company there is a change in any Member’s Membership Interest, then, for purposes of complying with IRC Section 706(d), the determination of Company items allocable to any period shall be made by using the closing of the books method.

(ii) The Members agree to be bound by the provisions of this Section 6.8(b) in reporting their shares of Company income, gain, loss and deduction for tax purposes.

ARTICLE VII

DISTRIBUTIONS

Section 7.1 Distributions.

(a) Tax Distributions. The Company shall distribute to the Members, in accordance with the Members’ Membership Interests, as promptly as practicable (and in any event within forty-five (45) days) after the end of each fiscal quarter, an amount equal to the product of the Tax Rate and the amount of Profits for such fiscal quarter (“Tax Distributions”).

(b) Additional Distributions. The Company may distribute profits of the Company to the Members in accordance with the Members’ Membership Interests, at such times and in such amounts as approved by the Board of Representatives in accordance with the provisions of Section 4.1; provided, that, unless otherwise unanimously agreed by the Board of Representatives, each such distribution shall be made to the Members in the same proportion as their respective Membership Interests.

Section 7.2 Limitations on Distributions.

(a) The Company shall not make a distribution to a Member to the extent that, at the time of the distribution, after giving effect to the distribution, all liabilities of the Company, other than liabilities to Members on account of their interests in the Company and liabilities for which the recourse of creditors is limited to specified property of the Company, exceed the Fair Market Value of the assets of the Company, except that the Fair Market Value of property that is subject to a liability for which the recourse of creditors is limited shall be included in the assets of the Company only to the extent that the Fair Market Value of that property exceeds that liability.

(b) A Member who receives a distribution in violation of subsection (a) and who knew at the time of the distribution that the distribution violated subsection (a) shall be liable to the Company for the amount of the distribution. A Member who receives a distribution in violation of subsection (a) and who did not know at the time of the distribution that the distribution violated subsection (a) shall not be liable for the amount of the distribution. Subject to subsection (c), this subsection (b) shall not affect any obligation or liability of a Member under other applicable law for the amount of a distribution.

(c) A Member who receives a distribution from the Company shall have no liability under this Section, the Act or other applicable law for the amount of the distribution after the expiration of three (3) years from the date of the distribution unless an action to recover the distribution from such Member is commenced prior to the expiration of the said three-year period and an adjudication of liability against such Member is made in the action.

Section 7.3 Amounts of Tax Paid or Withheld. All amounts paid or withheld pursuant to the IRC or any provision of any state or local tax law with respect to any Member shall be treated as amounts distributed to the Member pursuant to this Article VII for all purposes under this Operating Agreement.

Section 7.4 Distribution in Kind. The Company shall not distribute any assets in kind.

ARTICLE VIII

TRANSFER OF MEMBERSHIP INTERESTS

Section 8.1 Restriction on Transfers. No Member shall have the right, directly or indirectly, to sell, assign, transfer, pledge, hypothecate, mortgage or dispose of, by gift or otherwise, or in any way encumber, voluntarily, involuntarily or by operation of law (any such transaction being referred to as a “transfer” under this Article VIII) any of the Membership Interest (including, without limitation, any of the economic interest associated therewith) in the Company held by such Member, except (i) in accordance with the provisions of Section 8.2 or Section 8.3 or (ii) upon the written consent of the other Members, which consent may be determined in their respective sole discretion.

Section 8.2 Transfers of Membership Interests to Affiliates. Any Member shall have the right, without the consent of the other Members, to transfer ownership of all (but not part) of its Membership Interest to a direct or indirect wholly-owned subsidiary of itself or the Parent Entity (a “Wholly-Owned Subsidiary Transferee”). In the event of any such transfer, the Wholly-Owned Subsidiary Transferee shall be entitled to the rights and privileges set forth in this Operating Agreement and shall be bound and obligated by the provisions hereof and thereof and shall, by a binding written instrument which shall be enforceable by the Company and the other Members, assume all obligations and liabilities hereunder of the transferring Member.

Section 8.3 Buy-Sell Procedure.

(a) A Member providing a notice to the other Members of an event described in Section 9.2 (the “Non-Defaulting Member”) shall have the right, but not an obligation, exercisable by written notice (the “Sale Notice”) to the other (the “Recipient”), to buy and the Recipient shall sell all of its Membership Interest at a purchase price payable in cash at the closing and on such other reasonable terms and conditions as may be specified in the Sale Notice. In the event the Non-Defaulting Member provides a Sale Notice to the Recipient, the Board of Representatives shall engage an independent third Person reasonably known and respected in the field to determine the fair market value of the Company (the “Appraiser”). The Appraiser shall notify each of the Non-Defaulting Member and the Recipient in writing of such fair market value determination within thirty (30) days after its engagement (“Appraisal Notice”).

(b) The Recipient shall, within sixty (60) days of receipt of the Appraisal Notice, sell all of its Membership Interest to the Non-Defaulting Member at a purchase price equal to seventy-five percent (75%) of the Recipient’s proportionate share of the fair market value of the Company described in the Appraisal Notice.

(c) The Members shall, within thirty (30) days after receipt of the Appraisal Notice, execute such documents and instruments reasonably required to cause the purchase and sale of the Recipient’s Membership Interest at the purchase price described in Section 8.3(b), and on such terms and conditions that are equivalent to the terms and conditions specified in the Sale

Notice or Appraisal Notice, as the case may be. The closing of such sale shall take place as soon as practicable, but in any event within thirty (30) days thereafter. At the closing, the Recipient shall transfer its Membership Interest to the Non-Defaulting Member free and clear of any and all encumbrances.

Section 8.4 Invalid Transfers Void. Notwithstanding anything contained herein to the contrary, no transfer of a Membership Interest may be made if such transfer (i) would violate the registration requirements of then applicable federal or state securities laws or rules and regulations of the Securities and Exchange Commission, state securities commissions, or any other government agencies with jurisdiction over such transfer or (ii) would affect the Company’s existence or qualification under the Act. Any purported transfer of any Membership Interest or any part thereof not in compliance with this Article VIII shall be void and of no force or effect and the transferring Member shall be liable to the other Members and the Company for all liabilities, obligations, damages, losses, costs and expenses (including reasonable attorneys’ fees and court costs) arising as a result of such non-complying transfer.

Section 8.5 Change in Ownership.

(a) For purposes of this Operating Agreement, a “Change in Ownership” of a Member shall be deemed to have occurred when (i) any Person that does not beneficially own or control, directly or indirectly, fifty percent (50%) or more of the outstanding voting power of such Member or is not a direct or indirect wholly-owned subsidiary of a Person beneficially owning or controlling, directly or indirectly, fifty percent (50%) or more of the outstanding voting power of such Member (an “Unaffiliated Entity”), shall acquire (whether by merger, consolidation, sale, assignment, lease, transfer or otherwise, in one transaction or series of related transactions), or otherwise beneficially own or control fifty percent (50%) or more of the outstanding voting power of such Member or any Entity which, directly or indirectly, through the ownership of one or more majority-owned successive subsidiary Entities, owns more than fifty percent (50%) of the outstanding voting power of or controls such Member (a “Control Entity”) or (ii) an Unaffiliated Entity, or group or persons acting in concert therewith, shall acquire the power to direct or cause the direction of the management and policies of such Member or a Control Entity thereof; provided that the foregoing shall not be deemed to extend to any grant or transfer of outstanding voting power in such Member pursuant to a plan of internal reorganization undertaken solely for administrative or tax purposes.

(b) Any Change in Ownership of a Member shall be deemed for all purposes hereof to be a proposed transfer of the Membership Interest of such Member to the Unaffiliated Entity and shall be subject to all of the terms, conditions and restrictions set forth in Section 8.1 and Section 8.4.

Section 8.6 Effect of Transfer; Exclusions.

(a) In addition to satisfaction of Section 4.1 above, no assignee or transferee of all or part of a Membership Interest in the Company shall have the right to become admitted as a Member, unless and until the assignee or transferee has executed an instrument reasonably satisfactory to the Managers accepting and adopting the provisions of this Operating Agreement.

(b) A Person who is a permitted assignee or transferee of a Membership Interest in the Company transferred in compliance with the provisions of this Article VIII shall be admitted to the Company as a Member and shall receive a Membership Interest in the Company without making a contribution or being obligated to make a contribution to the Company and shall thereupon be bound by the provisions of this Operating Agreement.

Section 8.7 Pledge of Interest. Each Member may pledge its Membership Interest to secure financing from its third person financing sources; provided that such Member has provided written notice of any anticipated pledge at least 10 days prior to the making of such pledge.

ARTICLE IX

DISSOLUTION; TERMINATION; REORGANIZATION

Section 9.1 Dissolution. The Company shall be dissolved only upon the occurrence of any of the following events:

(a) By the written consent of all Members;

(b) Upon the occurrence of any of the events set forth in Section 18-801 of the Act, except as may be provided to the contrary in this Operating Agreement as permitted by the Act; or

(c) In the event that the Company or any Member has not entered into any license, sublicense, catalyst supply agreement, or other commercial agreement using the Company Technology with a Person who is not an affiliate of the Company or a Member on or prior to the fifth anniversary of the date of this Agreement.

Section 9.2 Events of Bankruptcy and Default of Member or Parent Entity. Without limiting the generality of Section 9.1, the occurrence of any of the events set forth in this Section with respect to any Member shall not result in the dissolution of the Company. The occurrence of any such events with respect to a Member’s Parent Entity shall be deemed to have occurred with respect to such Member. Such Member shall cease to be a Member of the Company, but shall, however, retain its interest in allocations and distributions, upon the happening of any of the following events:

(a) A Member or a Parent Entity takes any of the following actions:

(i) Makes an assignment for the benefit of creditors;

(ii) Files a voluntary petition in bankruptcy;

(iii) Is adjudged a bankrupt or insolvent, or has entered against the Member or Parent Entity an order for relief, in any bankruptcy or insolvency proceeding;

(iv) Files a petition or answer seeking for the Member or Parent Entity any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation;

(v) Files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member or Parent Entity in any proceeding of this nature; or

(vi) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator the Member or Parent Entity or of all or any substantial part of the properties of the Member or Parent Entity; or

(b) One hundred twenty (120) days after the commencement of any proceeding against the Member or Parent Entity seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within ninety (90) days after the appointment without the consent or acquiescence of the Member or Parent Entity, of a trustee, receiver or liquidator of the Member or Parent Entity or of all or any substantial part of the assets or properties of the Member or Parent Entity, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.

(c) Sixty (60) days after receipt of a notice to a Member of such Member’s or its Parent Company’s material failure to perform or observe any covenant or agreement set forth in this Agreement or any Additional Agreement, which failure continues and is not cured within such 60-day period.

Section 9.3 Withdrawal of Members. No Member shall have the right to withdraw from the Company except following a transfer of its Membership Interest in accordance with Section 8.1. However, if despite such prohibition a Member gives the Company written notice of its desire to withdraw from the Company, upon the Company’s receipt of such written notice from such Member, such Member shall cease to be a Member of the Company. The withdrawal of a Member (wrongful or otherwise) shall not result in the dissolution of the Company. The written notice of withdrawal given in all circumstances except following a transfer of a Membership Interest in accordance with Section 8.1 shall be accompanied by a fee, payable to the Company via wire transfer of immediately available funds (the “Withdrawal Fee”), equal to the greater of: (a) six months of the documented operating costs and expenses of the Company, excluding expenses for capital projects, or (b) $250,000. Following the Company’s receipt of such notice together with the Withdrawal Fee, the Company and the withdrawing Member shall, as promptly as practicable but not later than thirty (30) days after receipt of such notice and the Withdrawal Fee, enter into a license agreement (the “Withdrawal License”) granting the withdrawing Member the right to use and further sublicense the Intellectual Property on terms and conditions substantially similar to the Company’s license agreements with owners and/or operators of other GTL Projects. In the event Headwaters is the withdrawing Member, the Withdrawal License will contain, among other things, provisions: (a) limiting use of the Intellectual Property to Qualified GTL Projects, (b) requiring catalyst to be purchased solely from the Company at fair market prices and to the extent that the Company maintains its exclusive rights as a catalyst suppler, (c) requiring the withdrawing Member to enter into market-rate license agreements with owners and/or operators of Qualified GTL Projects, and (d) requiring the payment of royalties to the Company in an amount equal to no less than 25% of the license fee, equity interest or other consideration received (or which the withdrawing Member has or may have a right to receive) pursuant to licenses with owners and/or operators of

Qualified GTL Projects. In the event Rentech is the withdrawing Member, the Withdrawal License will contain, among other things, provisions: (a) limiting use of the Intellectual Property to Non-Qualified GTL Projects, and (b) requiring catalyst to be purchased solely from the Company at fair market prices and to the extent that the Company maintains its exclusive rights as a catalyst suppler.

Section 9.4 Winding Up.

(a) Upon the dissolution of the Company, the Board of Representatives shall engage an independent third Person reasonably known and respected in the field to wind up the affairs of the Company (the “Liquidating Trustee”). All actions taken by the Liquidating Trustee in respect of such winding up shall be taken in accordance with this Section 9.4 and with Section 9.5. The Liquidating Trustee shall be entitled to receive such compensation for its services as may be approved by the Board of Representatives. The Liquidating Trustee may resign only upon at least fifteen (15) days’ notice to the Board of Representatives. The Liquidating Trustee may be removed by the Board of Representatives in accordance with Section 4.1(j) upon fifteen (15) days’ notice. Within fifteen (15) days of the effective date of such resignation or removal, the Board of Representatives shall engage a replacement who shall succeed to all the rights, powers and obligations of its predecessor.

(b) The Liquidating Trustee may, in the name of, and for and on behalf of, the Company, prosecute and defend suits, whether civil, criminal or administrative, gradually settle and close the business of the Company, dispose of and convey the property of the Company, discharge or make reasonable provision for the liabilities and obligations of the Company, including all contingent, conditional or unmatured liabilities and obligations, and distribute to the Members any remaining assets of the Company, all in accordance with Section 9.5 and without affecting the liability of Members and Managers and without imposing liability on the Liquidating Trustee.

(c) The Liquidating Trustee shall exercise all powers conferred upon the Tax Matters Member to the extent necessary in its good faith judgment to effect the liquidation, and the Tax Matters Member shall not interfere with or duplicate the exercise of such powers.

Section 9.5 Liquidation and Distribution of Assets.

(a) In the event of a dissolution of the Company, the Liquidating Trustee shall use all commercially reasonable efforts to effect a sale of the Company as a going concern. In the event that no buyer can be found to purchase the Company as a going concern, the Liquidating Trustee shall offer for sale the separate assets of the Company. All sales, whether of the Company as a going concern or of separate assets, shall be at the best price reasonably available. Notwithstanding the foregoing, the Board of Representatives may instruct the Liquidating Trustee to distribute joint ownership of Derivative Works to the Members in lieu of a sale.

(b) Any proceeds from a sale of the Company or its assets shall be distributed as follows:

(i) First, to creditors, including Members and Managers who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Company (whether by payment or the making of reasonable provision for payment thereof) other than liabilities for which reasonable provision for payment has been made; and

(ii) Then, to the Members in proportion to their positive Adjusted Capital Accounts.

Section 9.6 Reorganization. The Board of Representatives may, in connection with an initial public offering of the Company, cause the Company to convert (a “Rollup”) from the limited liability company form to the corporate form (such successor corporate form, whether effected by contribution of Membership Interests, contribution of assets, merger, reorganization or otherwise, the “Reorganized Company”). Each Member shall consent to and raise no objections against, and shall take all actions reasonably necessary and desirable (to the extent permissible in his, her or its capacity) to effect such an approved Rollup. It is the intention of the Members that any Rollup shall be effected in a manner that (a) does not modify the economic terms of this Operating Agreement and (b) avoids or minimizes to the maximum extent possible (i) any limitations for purposes of Rule 144 under the Securities Act of 1933 (as amended from time to time, and including the rules and regulations of the Securities Exchange Commission thereunder) on the tacking by a Member of the holding periods of Membership Interests surrendered in such exchange onto the holding periods of the new securities issued, respectively, and (ii) the recognition of taxable income by the Company or the Members as a result of such exchange.

ARTICLE X

ADDITIONAL UNDERTAKINGS

Section 10.1 Confidentiality.

(a) Maintenance of Confidentiality. Each of the Members shall, during the term of this Operating Agreement and at all times thereafter, maintain in confidence all confidential and proprietary information and data of the Company and the other Members or their Affiliates disclosed to it (the “Confidential Information”). Each of the Members further agrees that it shall not use the Confidential Information during the term of this Operating Agreement or at any time thereafter for any purpose other than the performance of its obligations or the exercise of its rights under this Operating Agreement. The Company and each Member shall take all reasonable measures necessary to prevent any unauthorized disclosure of the Confidential Information by any of their Affiliates and their respective officers, directors, employees, agents or consultants.

(b) Permitted Disclosures. Nothing herein shall prevent the Company, any Member, or any employee, agent or consultant of the Company or any Member (in such capacity, the “Receiving Party”) from using, disclosing or authorizing the disclosure of any information it receives in the course of the business of the Company from the Company or another Member (in such capacity, the “Disclosing Party”) which:

(i) becomes publicly available without default hereunder by the Receiving Party;

(ii) is lawfully acquired by the Receiving Party from a source not known to the Receiving Party to be under any obligation to the Disclosing Party regarding disclosure of such information;

(iii) is non-confidentially disclosed to any third party by or with the permission of the Disclosing Party; or

(iv) is required by law or by the terms of any listing agreement with a securities exchange to be disclosed; provided that the Receiving Party consults with the other Members prior to making such disclosure.

Section 10.2 Return of Confidential Information. Upon expiration or termination of this Operating Agreement, the Receiving Party shall return to the Disclosing Party all requested Confidential Information of the Disclosing Party, including all copies thereof, in the possession or under the control of it or its Parent Entity, its Affiliates or any of their respective personnel, or, at the Disclosing Party’s option, destroy or purge all such Confidential Information from its and its Affiliates’ systems and files and deliver to the Disclosing Party a written confirmation that such destruction and purging have been carried out.

Section 10.3 No License. The furnishing of Confidential Information of the Disclosing Party to the Receiving Party shall not constitute any grant of license to the Receiving Party except (i) for the purposes of performing under this Operating Agreement, (ii) as otherwise expressly provided in this Operating Agreement or an Additional Agreement or (iii) as hereafter expressly agreed in writing by the Disclosing Party.

Section 10.4 No Hire. During the term of this Operating Agreement, each Member agrees, and for one (1) year after the withdrawal of a Member or transfer of a Member’s Membership Interest in accordance with this Operating Agreement or otherwise, such withdrawing or transferring Member agrees, that it shall not, and shall make its best efforts to cause its Affiliates not to, directly or indirectly, (i) solicit, induce, recruit or encourage any of the Company’s employees or consultants to terminate their relationship with the Company in favor of a relationship with such Member or Affiliate, as the case may be, or any other Person or (ii) hire or retain the services of any such employees or consultants; provided that this obligation shall not apply to consultants who regularly provide services concurrently to multiple clients in the normal course of their business, to the extent that the hiring or retention of such consultants is not likely to materially impair the ability of such consultants to provide services to the Company. In addition, the Company and each Member agrees that, for one (1) year after the proper withdrawal of a Member or transfer of a Member’s Membership Interest in accordance with this Operating Agreement, it shall comply with the foregoing restrictions applied with respect to the employees and consultants of such withdrawing or transferring Member.

Section 10.5 Licensing GTL Projects; Supply of Catalyst.

(a) Qualified GTL Projects. The Company shall have the exclusive right (even as to Members) to license or sublicense, as the case may be, Intellectual Property and Marks to Qualified GTL Projects, including the provision of, without limitation, basic engineering and technical services, supply of the requisite catalyst or providing a sublicense (consistent with the License Agreements) to a third party to manufacture and supply the requisite catalyst.

(b) Non-Qualified GTL Projects. Rentech shall have the exclusive right (even as to the Company and Headwaters) to license or sublicense, as the case may be, Intellectual Property and Marks to Non-Qualified GTL Projects including the provision of, without limitation, basic engineering and technical services. The Company shall supply the requisite catalyst or provide a sublicense (consistent with the License Agreements) to a third party to manufacture and supply the requisite catalyst to Non-Qualified GTL Projects.

(c) Supply of Catalyst. If, after commercially reasonable efforts, the Company is unable to supply its licensees with the requisite catalyst or sublicense with a third party manufacturer to supply the requisite catalyst, then the Company shall provide its licensees with written notice of the same, whereupon its licensees may pursue alternative catalyst supply arrangements. To the fullest extent possible, the Company shall cause its license and/or catalyst supply agreements to contain the foregoing as a limitation of liability and as a licensee’s sole remedy with respect to the Company’s inability to provide the requisite catalyst.

ARTICLE XI

BOOKS; REPORTS TO MEMBERS; TAX ELECTIONS

Section 11.1 Books and Records.

(a) The Company shall maintain or cause to be maintained proper and complete books and records in which shall be entered fully and accurately all transactions and other matters relating to the Company’s business in the detail and completeness customary and usual for businesses of the type engaged in by the Company. The Company’s financial statements shall be kept on the accrual basis and in accordance with GAAP. The Company’s financial statements shall be audited annually by independent certified public accountants selected by the Board of Representatives. The fact that such independent certified public accountants may audit the financial statements of one or more of the Members or their Affiliates shall not disqualify such accountants from auditing the Company’s financial statements.

(b) At a minimum, the Company shall keep such books and records as may be required by the Act and such other books and records as are customary and usual for businesses of the type engaged in by the Company.

(c) Each Member or its duly authorized representatives shall have the right, during normal business hours, to inspect and copy the Company’s books and records at the requesting Member’s expense.

(d) Headwaters, Rentech and any Parent Entity shall have the right to cause the Company to take all actions necessary to afford, at the requesting party’s expense, such party’s independent certified public accountants access to the Company’s books, records, managers, employees and agents to the full extent reasonably determined by such party’s independent certified public accountants to be necessary in order to perform their audit or review of such party’s financial statements. In addition, the internal auditors of each such party shall have full right of access to the Company’s books, records, Managers, employees and agents to the full extent reasonably determined by such party’s internal auditors to be necessary in order to perform their audit or review of such party’s financial statements; provided that in exercising such right, such internal auditors to the extent reasonably practicable shall coordinate their visits with those by internal auditors of other parties requesting access under this subsection.

Section 11.2 Reports.

(a) Annual Statements. As soon as practicable following the end of each calendar year, but in any event within ninety (90) days after the end of the calendar year, the Company shall cause to be prepared and delivered to its Members, the audited statement of income and statement of cash flows for such calendar year, Capital Account statements, audited balance sheet as of the end of such calendar year, and accompanying notes to financial statements for the Company, on a consolidated basis, prepared in accordance with GAAP and Company accounting practices.

(b) Monthly Statements. As soon as possible following the end of each calendar month in each calendar year, but in any event within thirty (30) days after the end of such month, the Company shall cause to be prepared and delivered to its Members, an unaudited statement of income and statement of cash flows for such month and an unaudited balance sheet as of the end of such month on a consolidated basis, prepared in accordance with GAAP and Company accounting practices. The Company shall also provide the Members with a monthly report of significant operating and financial statistics.

(c) Additional Financial Statements. The Company shall provide for each Member such financial statements, including audited financial statements of the Company, and as of such date and for such periods, as are necessary in the determination of such Member in order for it to satisfy its own regulatory financial reporting requirements.

(d) Tax Information. Within ninety (90) days after the end of each calendar year, the Company shall supply to each Member all information necessary and appropriate to be included in each Member’s and the Parent Entities’ income tax returns for that year.

Section 11.3 Tax Matters Member.

(a) Subject to Section 9.4(c), Rentech is hereby appointed and shall serve as the tax matters Member of the Company (the “Tax Matters Member”) within the meaning of IRC Section 6231(a)(7) for so long as it is not the subject of a bankruptcy event as defined in Section 9.2 and otherwise is entitled to act as the Tax Matters Member. The Tax Matters Member may file a designation of itself as such with the Internal Revenue Service. The Tax Matters Member shall (i) furnish to each Member affected by an audit of the Company income tax returns a copy of each notice or other communication received from the IRS or applicable state authority, (ii) keep such Member informed of any administrative or judicial proceeding, as required by Section 6223(g) of the Code, and (iii) allow such Member an opportunity to participate in all such administrative and judicial proceedings. The Tax Matters Member shall take such action as may be reasonably necessary to constitute the other Member a “notice partner” within the meaning of Section 6231(a)(8) of the Code; provided that the other Member provides the Tax Matters Member with the information that is necessary to take such action.

(b) The Company shall not be obligated to pay any fees or other compensation to the Tax Matters Member in its capacity as such. However, the Company shall reimburse the expenses (including reasonable attorneys’ and other professional fees) incurred by the Tax Matters Member in such capacity. Each Member who elects to participate in Company’s administrative tax proceedings shall be responsible for its own expenses incurred in connection with such participation. In addition, the cost of any adjustments to a Member and the cost of any resulting audits or adjustments of a Member’s tax return shall be borne solely by the affected Member.

(c) The Company shall indemnify and hold harmless the Tax Matters Member from and against any loss, liability, damage, cost or expense (including reasonable attorneys’ fees) sustained or incurred as a result of any act or decision concerning Company tax matters and within the scope of such Member’s responsibilities as Tax Matters Member, so long as such act or decision was not the result of gross negligence, fraud, bad faith or willful misconduct by the Tax Matters Member. The Tax Matters Member shall be entitled to rely on the advice of legal counsel as to the nature and scope of its responsibilities and authority as Tax Matters Member, and any act or omission of the Tax Matters Member pursuant to such advice shall in no event subject the Tax Matters Member to liability to the Company or any Member.

Section 11.4 Tax Audits/Special Assessments. If a tax return of any of the Company, an individual Member or a Parent Entity with respect to an item or items of Company income, loss, deduction, etc., potentially affecting any tax liability of the Members generally is subject to an audit by the Internal Revenue Service (or other similar governmental agency), the Managers may, in the exercise of their business judgment, determine that it is necessary to contest proposed adjustments to such return or items.

Section 11.5 Tax Elections. The Company will elect to amortize organizational costs. The Company may file an election under IRC Section 754, in accordance with applicable Treasury Regulations, to cause the basis of the Company’s property to be adjusted for federal income tax purposes as provided by IRC Section 734 and IRC Section 743. The determination whether to make and file any such election shall be made by the Managers in their sole discretion.

Section 11.6 Taxes and Charges; Governmental Rules. Each Member shall (a) promptly pay all applicable taxes and other governmental charge imposed on or against such Member, except to the extent (i) the failure to promptly pay such taxes or other governmental charges will not have a material adverse effect on the Company or its assets or (ii) any such taxes or other governmental charges are being contested in good faith by appropriate proceedings, and

(b) comply with all applicable governmental rules, except to the extent that such noncompliance will not have a material adverse effect on the Company.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Binding Effect. This Operating Agreement shall be binding upon any Person who executes this Operating Agreement or any permitted transferee or permitted assignee of an interest in the Company.

Section 12.2 Entire Agreement. This Operating Agreement and the Additional Agreements, when executed and delivered, contain the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior understandings and agreements of the parties with respect thereto.

Section 12.3 Amendments. This Operating Agreement may not be amended except by the written agreement of all of the Members.

Section 12.4 Governing Law. This Operating Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

Section 12.5 Notices to Members. Except as otherwise provided in this Operating Agreement, any notice, demand or communication to a Member required or permitted to be given by any provision of this Operating Agreement shall be deemed to have been sufficiently given or served for all purposes if delivered personally, sent by facsimile transmission or electronic mail (with confirmation of receipt), overnight express courier or registered or certified mail, postage/charges-prepaid, return receipt requested, and addressed to the Member as set forth on Schedule A. All such notices, demands and other communications will (i) if delivered personally to the address as provided in this Section, be deemed given upon delivery, (ii) if delivered by facsimile or electronic mail transmission to the facsimile number or electronic mail address, as the case may be, as provided in this Section, be deemed given upon receipt, (iii) if delivered by overnight or express courier to the address as provided in this Section, be deemed given on the earlier of the second Business Day following the date sent by such overnight or express courier or upon receipt and (iv) if delivered by mail in the manner described above to the address as provided in this Section, be deemed given on the earlier of the sixth Business Day following mailing or upon receipt, in each case regardless of whether such notice, demand or other communication is received by any other Person to whom a copy of such notice is to be delivered pursuant to this Section. Any party from time to time may change its address or other information for the purpose of notices to that party by giving notice in accordance with this Section 12.5 specifying such change to the other party hereto at least ten (10) Business Days prior to the effective date of such notice.

Section 12.6 Bank Accounts. The Company shall maintain appropriate accounts at one or more financial institutions for all funds of the Company. Such accounts shall be used solely for the business of the Company. Withdrawal from such accounts shall be made only upon the signature of those persons authorized by the Board of Representatives.

Section 12.7 Headings. The titles of the Articles and the headings of the Sections of this Operating Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Operating Agreement.

Section 12.8 Waivers. The failure of any party to seek redress for violation of or to insist upon the strict performance of any covenant or condition of this Operating Agreement shall not prevent a subsequent act, that would have originally constituted a violation, from having the effect of an original violation.

Section 12.9 No Third-Party Beneficiaries. None of the provisions of this Operating Agreement shall be for the benefit of or enforceable by any Person other than the parties to this Operating Agreement and their respective permitted successors and permitted transferees and assigns and the Persons entitled to the benefits of Article V of this Operating Agreement.

Section 12.10 Interpretation. It is the intention of the Members that, during the term of this Operating Agreement, the rights and obligations of the Members and their successors-in-interest shall be governed by the terms of this Operating Agreement, and that the right of any Member or successor-in-interest to assign, transfer, sell or otherwise dispose of any interest in the Company shall be subject to limitations and restrictions of this Operating Agreement. This Operating Agreement shall be construed without regard to any presumption or other rule requiring construction hereof against the party causing this Operating Agreement to be drafted.

Section 12.11 Further Assurances. Each Member shall execute all such certificates and other documents and shall do all such other acts as the Managers deem reasonably appropriate to comply with the requirements of law for the formation of the Company and to comply with any laws, rules, regulations and third-party requests relating to the acquisition, operation or holding of the property of the Company.

Section 12.12 Illegality and Severability. If application of any one or more of the provisions of this Operating Agreement shall be unlawful under applicable law and regulations, then the parties will attempt in good faith to make such alternative arrangements as may be legally permissible and which carry out as nearly as practicable the terms of this Operating Agreement. Should any portion of this Operating Agreement be deemed unenforceable by a court of competent jurisdiction, the remaining portion hereof shall remain unaffected and be interpreted as if such unenforceable portions were initially deleted.

Section 12.13 Injunctive Relief. Each Member acknowledges that in the event of any breach of this Operating Agreement, including without limitation, of Article X, the non-breaching Member(s) shall suffer irreparable injury not compensable by money damages and for which such non-breaching Member(s) shall not have an adequate remedy available at law. The non-breaching Member(s) shall be entitled to obtain, without the posting of any bond or other security, such injunctive or other equitable relief as may be reasonably necessary to prevent or curtail any such breach, threatened or actual. The foregoing shall be in addition to and without prejudice to such other rights as the non-breaching Member(s) may have under this Operating Agreement or applicable law.

Section 12.14 Authority/No Conflicts. Each Member represents and warrants as follows:

(a) It, and to its best knowledge, each of its Control Entities, is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation or organization;

(b) It, and to its best knowledge, its Parent Entity, as applicable, has full power and authority and legal right to execute and deliver this Operating Agreement and, when executed and delivered, any Additional Agreement, to which such Entity may be a party;

(c) Its, and to its best knowledge, its Parent Entity’s, execution, delivery and performance of this Operating Agreement has been, and, when executed and delivered, all Additional Agreements to which such Entity may be a party will have been, duly authorized by all necessary action;

(d) This Operating Agreement and, when executed and delivered, each Additional Agreement, to which it or its Parent Entity, as applicable, may be a party has been duly executed and delivered by it or its Parent Entity, as the case may be;

(e) This Operating Agreement and, when executed and delivered, each Additional Agreement, to which it or its Parent Entity may be a party constitutes its or its Parent Entity’s, as the case may be, legal, valid and binding obligation, enforceable in accordance with its terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the rights of creditors generally and by the availability of the remedy of specific performance; and

(f) None of the execution, delivery or performance by it, and to the best of its knowledge, its Parent Entity, as applicable, of this Operating Agreement and, when executed and delivered, any Additional Agreement, to which such Entity may be a party (i) will violate or conflict with the organizational documents of such Entity, (ii) will result in any breach of or default under any other Contract to which such Entity may be a party or (iii) is prohibited or, except as expressly disclosed in this Operating Agreement or any Additional Agreement to which such Entity may be a party, requires such Entity to obtain any consent, approval or authorization or make any registration or filing with any governmental authority or other Person.

Section 12.15 Publicity. Without the prior written consent of the other Members, no Member shall, and each will cause its Parent Entity and other representatives not to, make any release to the press or other public disclosure, or make any statement to any other Person other than their respective representatives, with respect to either the fact that discussions or negotiations are taking place concerning the collaboration between the Parties or the existence or contents of this Agreement, except for such public disclosure as may be necessary for the disclosing Person not to be in violation of or in default under any applicable law, regulation, government order or securities exchange rules, in which event the disclosing Person shall use its commercially reasonable efforts to provide to the other Members in advance of such disclosure a copy of such disclosure to be made so that the other Members may comment upon such disclosure.

Section 12.16 Expenses. Each Member shall pay its own expenses incident to the negotiation and preparation of this Operating Agreement and the Additional Agreements and the consummation of the transactions provided for herein and therein (including, without limitation, the fees of any accountant, broker or financial advisor retained by such Member or its Parent Entity).

Section 12.17 Counterparts. This Operating Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 12.18 Arbitration. Any dispute or controversy arising under, out of, in connection with, or in relation to this Agreement or an Additional Agreement shall be determined and settled by arbitration to be held in Denver, Colorado, in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect. Disputes involving fifty thousand dollars ($50,000) or less shall be heard by a single arbitrator. Disputes involving (i) more than fifty thousand dollars ($50,000) or (ii) non-monetary issues shall be heard by a panel of three (3) arbitrators. The arbitrator(s) shall be selected by the AAA upon receiving notice from any party that a dispute exists. The decision of a single arbitrator, or if there shall be three arbitrators, the decision of such arbitrators or a majority of them, shall be final, conclusive and binding on the parties. All proper costs and expenses of such arbitration including, without limitation, witnesses’ fees, reasonable attorneys’ fees and the fees of the arbitrators shall be charged to a party in such amounts as the arbitrator (or at least a majority of the arbitrators if there are three) shall determine at the time of the award. In the event of the failure, inability or refusal of any arbitrator to act, a new arbitrator shall be appointed in his stead by the AAA. An award so rendered shall be binding in all aspects. In the resolution of any dispute or controversy as set out in this Section 12.18, each party hereby irrevocably waives any right and claim to exemplary or punitive damages in any jurisdiction. Any determination or resolution reached by the arbitrators(s) shall include an alternative, available to each Member, to withdraw as a member pursuant to Section 9.3 and pay the Withdrawal Fee (as defined therein) in lieu of being bound by any other award or determination made by the arbitrator.

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IN WITNESS WHEREOF, the undersigned Members, intending to be legally bound, have caused their authorized representatives to execute this Operating Agreement as of the date first above written.

HEADWATERS TECHNOLOGY INNOVATION GROUP, INC.

By:
Name:	James A. Lepinski
Title:	Vice President, New Technology and Business Development

RENTECH, INC.

By:
Name:	Ronald C. Butz
Title:	Vice-President and Chief Operating Officer

SCHEDULE A

MEMBERS

MEMBERS

MEMBER NAME AND NOTICE ADDRESS	MEMBERSHIP INTEREST
Headwaters Technology Innovation Group, Inc. 10653 S. River Front Parkway, Suite 300 South Jordan, Utah 84095 Attention: James A. Lepinski Telephone: 801-984-9400 Fax: 801-984-9410 E-mail: jlepinski@hdwtrs.com	50%

Rentech, Inc. 1331 17th Street, Suite 720 Denver, Colorado 80202 Attention: Ronald C. Butz Telephone: 303-298-8008 Fax: 303-298-8010 E-mail: rbutz@rentk.com	50%

SCHEDULE B

INITIAL REPRESENTATIVES;

CHAIRMAN OF THE BOARD

Headwaters Representatives:

James A. Lepinski

Rentech Representatives:

Ronald C. Butz*

*	Initial Chairman of the Board